UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.__)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

IronNet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 26, 2022

Dear Fellow Stockholders:

IronNet is on a mission to Transform Cybersecurity Through Collective DefenseSM by addressing the significant gaps created by a predominantly siloed approach to cybersecurity. IronNet’s Collective Defense platform addresses two important foundational premises in response to the rapidly evolving cyber threat landscape: 1) organizations can’t defend against what they can’t see and 2) real-time collaboration is imperative in order to stay ahead of cyber adversaries. IronNet’s unique ‘crowdsourced’ approach to threat response enables whole industries to act like a single defense team, protects the privacy of each contributor and leverages precious cyber talent more efficiently. With this Collective Defense approach, adversaries must beat all of us to beat one of us.

Over the past year, some of our key accomplishments include:

• we completed a business combination on August 26, 2021, following which we became a public company listed on the New York Stock Exchange under the symbol “IRNT”;

• we entered into an equity line of credit facility that could, subject to limits in the agreement, provide proceeds to us of up to $175 million to support future growth;

• we delivered new product capabilities, including automated alert correlation and triage to better surface malicious threats that otherwise would have gone unnoticed based on a single indicator;

• we earned the highest AAA rating for Network Detection and Response (NDR) from the highly regarded independent testing organization, SE Labs; and

• we more than tripled our customer count.

We are looking at the long game, ensuring our customers get the best value from what we are doing as we provide the technological capabilities needed for the public and private sectors to work together at network speed in their shared cyber defense roles.

With the increase in geopolitical and economic tensions around the globe this year, we have the potential to become more relevant and strategic to our stakeholders, and we are optimistic about the future we can build together. Accordingly, we would like to invite you to attend our 2022 Annual Meeting of Stockholders on Thursday, July 14, 2022, at 12:00 p.m. Eastern Time. Details regarding the annual meeting and the business to be conducted are described in the accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.

For our first Annual Meeting as a public company, we will use a virtual meeting format to facilitate participation and provide a consistent experience to all stockholders regardless of location, as well as to reduce the environmental impact of our meeting. You may submit questions that are relevant to our business in advance of the Annual Meeting and you will be able to vote and submit your questions during the meeting by visiting www.proxydocs.com/IRNT (please have your notice or proxy card in hand when you visit the website).

We are focused on driving execution and growth to create value for our stockholders. On behalf of our Board of Directors, I would like to express our appreciation for your support of, and interest in, IronNet.

Keith Alexander

Founder, co-CEO and Chairman of the Board

7900 Tysons One Place, Suite 400

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 14, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IronNet, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, July 14, 2022 at 12:00 pm Eastern Time. To facilitate stockholder participation, the Annual Meeting will be held through a live webcast at www.proxydocs.com/IRNT.

The meeting will be held for the following purposes:

1.            To elect the Board’s three nominees for director as Class I directors to hold office until the 2025 Annual Meeting of Stockholders.

2.            To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2023.

3.            To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

This year’s Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.proxydocs.com/IRNT and entering the 12-digit Control Number included in your Notice of Internet Availability, any proxy card or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 11:45 a.m. Eastern Time, on Thursday, July 14, 2022.

The record date for the Annual Meeting is May 20, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Scott Alridge

Chief Legal Officer and Corporate Secretary

McLean, Virginia

May 26, 2022

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, you are urged to vote and submit your proxy by following the procedures described in these materials or completing, dating, signing and returning any proxy card mailed to you. Even if you have voted by proxy, you may still vote online during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

7900 Tysons One Place, Suite 400

McLean, Virginia 22102

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

July 14, 2022

MEETING AGENDA

Proposals	Page	Voting Standard	Board Recommendation

Election of Directors	7	Plurality	For each director nominee

Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ended January 31, 2023	20	Majority of shares present or represented by proxy and entitled to vote on the matter	For

7900 Tysons One Place, Suite 400

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 14, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is IronNet, Inc.?

On August 26, 2021 (the “Business Combination Closing Date”), IronNet Cybersecurity, Inc., a Delaware Corporation (“Legacy IronNet”), LGL Systems Acquisition Corp., a Delaware corporation (“LGL”) and LGL Systems Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of LGL (“Merger Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Reorganization and Merger, dated as of March 15, 2021, by and among LGL, Merger Sub and Legacy IronNet, as amended by Amendment No. 1 to Agreement and Plan of Reorganization and Merger, dated as of August 6, 2021 (as so amended, the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy IronNet and LGL was effected by the merger of Merger Sub with and into Legacy IronNet, with Legacy IronNet surviving as a wholly-owned subsidiary of LGL (the “Business Combination”). Following the consummation of the Business Combination on the Business Combination Closing Date, LGL changed its name from LGL Systems Acquisition Corp. to IronNet, Inc.

Unless the context indicates otherwise, references in this proxy statement to the “IronNet,” “we,” “us,” “our”, the “Company” and similar terms refer to IronNet, Inc. (f/k/a LGL Systems Acquisition Corp.) and its consolidated subsidiaries (including Legacy IronNet). References to “LGL” refer to the predecessor company prior to the consummation of the Business Combination.

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of IronNet, Inc. (the “Board”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice of Internet Availability on or about May 26, 2022 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

You will not receive any additional proxy materials via mail unless you request a printed copy in accordance with the instructions set forth in the Notice. We may elect, in our discretion, to send you a proxy card, along with a second Notice, on or after 10 calendar days have passed since our first mailing of the Notice.

How do I attend the annual meeting?

We will be hosting the Annual Meeting via live webcast only. You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on the Record Date, or hold a valid proxy for the meeting. To participate in the Annual Meeting, you will need to visit www.proxydocs.com/IRNT and register using the control number, which is included in your Notice, or on the proxy card mailed to you, if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares in “street name.”

Stockholders that attend the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Whether or not you participate in the annual meeting, it is important that you vote your shares.

If you plan to attend, we recommend that you log in a few minutes before the Annual Meeting to ensure that you are logged in when the meeting starts. Information on how to vote online during the Annual Meeting is discussed below.

What do I do if I have technical difficulties in connection with the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be delivered to stockholders via e-mail prior to the meeting’s start time. Technical support will be available starting 11:00 am, Eastern time, on July 14, 2022.

What if I cannot find my Control Number?

Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.proxydocs.com/IRNT and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.

If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the annual meeting.

Will a list of record stockholders as of the record date be available?

A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.proxydocs.com/IRNT. In addition, for the ten days prior to the annual meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of record stockholders beginning July 4, 2022 and until the meeting, stockholders should email ir@ironnet.com.

For the annual meeting, how do we ask questions of management and the board?

We plan to have a Q&A session at the annual meeting and will include as many stockholder questions as the allotted time permits. Shareholders may submit questions that are relevant to our business in advance of the annual meeting as well as live during the annual meeting. If you are a shareholder, you may submit a question in advance of the meeting at www.proxydocs.com/IRNT after logging in with your Control Number. Questions may also be submitted during the annual meeting through www.proxydocs.com/IRNT.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 20, 2022 will be entitled to vote at the annual meeting. On the record date, there were 100,808,463 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on the Record Date, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting, vote by proxy over the telephone or through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Similar Organization. If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent, as required. Check with your brokerage firm, bank, dealer or other similar organization, and further follow the instructions you receive during the registration process prior to the Annual Meeting.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of three Class I directors to hold office until the 2025 Annual Meeting of Stockholders; and

•	Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. To vote through the internet prior to the annual meeting, go to www.proxypush.com/IRNT to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice.

•

By Telephone. Call 1-866-994-3906 toll-free from the United States, U.S. territories and Canada, and follow the instructions on the Notice. You will be asked to provide your control number from the Notice.

•

By Proxy Card. Complete and mail the proxy card that you may request or that we may elect to deliver at a later time and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	Online During the Annual Meeting. Access the Annual Meeting by visiting www.proxydocs.com/IRNT and providing your control number from your Notice.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.

If your shares of common stock are held in street name (i.e., held for your account by a broker, bank or other nominee), you should have received a notice containing voting instructions from that organization rather than from us. You should follow the instructions in the notice to ensure your vote is counted. To vote online during the Annual Meeting, you may be required to obtain a valid proxy card from your broker or other nominee. Follow the instructions from your broker, bank or other nominee or contact your broker, bank or other nominee to request a proxy card, and access the Annual Meeting by following the instructions you receive after your successful registration at www.proxydocs.com/IRNT using the control number provided by your bank, broker or other nominee.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

Each holder of shares of our common stock will have one vote per share of common stock held as of the Record Date.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all three nominees for director and “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in “street name” and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 2. Your broker or nominee, however, may not vote your shares on Proposal 1 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

If you a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

Who is paying for this proxy solicitation?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•	submit another properly completed proxy with a later date;

•	transmit a subsequent vote over the internet or by telephone prior to the start of the Annual Meeting;

•	attend the Annual Meeting and vote online during the Annual Meeting; or

•	send a timely written notice that you are revoking your proxy via email at ir@ironnet.com.

However, simply attending the meeting will not, by itself, revoke your proxy. Your last vote, whether prior to or at the Annual Meeting, is the vote that we will count.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your written proposal must be received by our Secretary by January 26, 2023. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so not earlier than March 16, 2023 and not later than April 15, 2023. Stockholder proposals and director nominations should be addressed to IronNet, Inc., 7900 Tysons Place, Suite 400, McLean, VA 22102. Your notice must set forth information specified in our bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2023 Annual Meeting of Stockholders must be received by us not later than January 26, 2023 in order to be considered for inclusion in our proxy materials for that meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2023.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and with respect to the other proposal, votes “For,” “Against,” and abstentions. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes.

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

To be approved, Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2023, must receive “For” votes from the holders of a majority of shares present in person or virtually or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or virtually or represented by proxy. On the record date, there were 100,808,463 shares outstanding and entitled to vote. Thus, the holders of 50,404,232 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eleven members. There are four directors in the class whose term of office expires in 2022. One of these directors, André Pienaar, is not standing for re-election at the Annual Meeting, and his term will expire at the Annual Meeting. The Board has reduced the authorized number of directors from eleven to ten, effective upon the end of the Annual Meeting.

Each of the three nominees listed below is currently a director of our company who was previously elected by the stockholders of Legacy IronNet and who was also previously elected by the stockholders of LGL in connection with the Business Combination. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. During 2021, Legacy IronNet did not hold an annual meeting of stockholders prior to the Business Combination, as the Board of Directors to be in place following the Business Combination was elected by the stockholders of LGL at LGL’s annual meeting of stockholders.

The biographies below under “Information Regarding Director Nominees and Current Directors” include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director nominee that led the nominating and corporate governance committee to believe that that nominee should continue to serve on the Board. If you elect the nominees listed above, they will each hold office until the 2025 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. There are no family relationships among any of our executive officers or directors.

VOTE REQUIRED

Directors are elected by a plurality of the votes of the holders of shares present in person or virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING DIRECTOR NOMINEES AND CURRENT DIRECTORS

The following table sets forth, for the Class I nominees and our other directors, their ages and position or office held with us as of the date of this proxy statement:

Name	Age	Position

Class I Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders
Donald R. Dixon	74	Director
Theodore E. Schlein	58	Director
VADM Jan E. Tighe (Ret.)	59	Director

Class II Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders
VADM John M. McConnell (Ret.)	78	Director
Hon. Michael J. Rogers	58	Director
GEN John M. Keane (Ret.)	79	Director
Robert “Rob” LaPenta Jr.	53	Director

Class III Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Mary E. Gallagher	56	Director
William E. Welch	55	Co-Chief Executive Officer and Director
GEN Keith B. Alexander (Ret.)	70	Co-Chief Executive Officer, President and Chairman

Set forth below is biographical information for the director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend them for board service.

Nominees for Election for a Three-year Term Expiring at the 2025 Annual Meeting

Donald R. Dixon served as a member of Legacy IronNet’s board of directors since May 2015 and became a director of our company upon the closing of the Business Combination. In 2015, he co-founded, and has since served as the managing director of, ForgePoint Capital, an investment firm focused on cybersecurity. In 1993, he co-founded, and has since served as managing director of, Trident Capital, a venture capital fund. From 1988 to 1993, Mr. Dixon was co-president of Partech International, a private equity fund manager associated with Banque Paribas. From 1983 to 1988, he was managing director of Alex. Brown & Sons, an investment banking firm. Earlier in his career, Mr. Dixon was a vice president of Morgan Stanley & Co. and a senior account officer at Citibank, N.A. Within the past five years, Mr. Dixon has served on the boards of directors of the publicly held companies Qualys, Inc. and Top Image Systems Ltd. In addition to IronNet, he serves as a director of several privately held companies. Mr. Dixon holds a B.S.E. degree in mechanical and aerospace engineering from Princeton University and an M.B.A. degree from Stanford Graduate School of Business. Mr. Dixon is a member of the advisory board of the Princeton School of Engineering and Applied Sciences and the Harvard Kennedy School Center for Public Leadership. He is also a director of Business Executives for National Security and a member of the Aspen Institute’s Cybersecurity Group, a cross-sector public-private cybersecurity forum. Previously, Mr. Dixon was an advisory board member of the Naval Postgraduate School in Monterrey, California. We believe Mr. Dixon is qualified to serve as a member of our Board because of his experience as a technology investor and a director of publicly held technology companies.

Theodore E. Schlein served as a member of Legacy IronNet’s board of directors since October 2015 and became a director of our company upon the closing of the Business Combination. He has served as a general partner of Kleiner Perkins, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of internet security technology and business management technology solutions, including as Vice President of Enterprise Products. He currently serves on the board of directors of the publicly held company Chegg, Inc. and on the boards of directors of a number of privately held companies. Within the past five years, he served on the board of directors of the publicly held company Jive Software, Inc. Mr. Schlein holds a B.A. degree in Economics from the University of Pennsylvania. We believe Mr. Schlein is qualified to serve as a member of our Board because of his extensive experience as a technology investor.

VADM Jan E. Tighe (Ret.) served as a member of Legacy IronNet’s board of directors since August 2019 and became a director of our company upon the closing of the Business Combination. In 2018, she retired from the U.S. Navy as a vice admiral after 38 years of service, including leadership roles in the Navy and for the National Security Agency. From 2016 to 2018, she served as the Deputy Chief of Naval Operations for Information Warfare and Director of U.S. Naval Intelligence. VADM Tighe also had prior leadership positions in U.S. Cyber Command, commanded the Navy’s Fleet Cyber Command, and served as President of the Naval Postgraduate School. A graduate of the U.S. Naval Academy and the Naval Postgraduate School, she holds a B.S. degree in mathematics, an M.S. degree in applied mathematics and a Ph.D. degree in electrical engineering. She has been a Governance Fellow of the National Association of Corporate Directors (NACD) since August 2018 and in September 2021 became NACD Directorship Certified™. VADM Tighe serves on the boards of directors of The Goldman Sachs Group, Inc., The Progressive Corporation and Huntsman Corporation. She also serves on the board of trustees of The MITRE Corporation. We believe VADM Tighe is qualified to serve as a member of our Board because of her extensive leadership, global perspective and operational experience in complex cybersecurity matters, information technology systems, risk management, strategic planning, implementation and assessment and corporate governance.

Directors Continuing in Office Until the 2023 Annual Meeting

VADM John M. “Mike” McConnell (Ret.) served as a member of Legacy IronNet’s board of directors since May 2015 and became a director of our company upon the closing of the Business Combination. In 1996, he retired from the U.S. Navy as a vice admiral after 29 years of service, including 26 as a career intelligence officer. From 1992 to 1996, while on active duty, he served as the Director of the National Security Agency. Following his retirement from the Navy, he served as executive vice president and vice chairman of Booz Allen Hamilton Holding Corp. until his retirement from those positions in 2014. From 2007 to 2009, VADM McConnell served in the Cabinet-level position of U.S. Director of National Intelligence. He currently serves as the executive director of the Florida Center for Cybersecurity, hosted by the University of South Florida to promote cybersecurity education and research. He holds a B.A. degree in economics from Furman University and an M.P.A. degree from George Washington University and is a graduate of the National Defense University and the National Defense Intelligence College. We believe VADM McConnell is qualified to serve as a member of our Board because of his appreciation for the complexities of the U.S. military and the defense industry, combined with his demonstrated leadership and his deep experience in national intelligence.

Hon. Michael J. Rogers served as a member of Legacy IronNet’s board of directors since May 2015 and became a director of our company upon the closing of the Business Combination. He has served on the board of trustees of The MITRE Corporation, a not-for-profit organization that operates federally funded research and development centers and public-private partnerships, since 2016 and as its vice chairman since 2018. A national security commentator, Mr. Rogers represented Michigan’s 8th Congressional District in the U.S. House of Representatives from 2001 to 2015, where has sat on the Energy and Commerce Committee and chaired the House Permanent Select Committee on Intelligence. Mr. Rogers previously served as an Army Officer and FBI Special Agent. In addition to serving on our Board, he currently serves on the board of directors for IAP and Constella Intelligence, the board of advisors for Telefonica, NS2 and D-Wave, and the board of trustees for the Atlantic Council and the Center for the Study of the Presidency and Congress. He is also a Senior Fellow at Harvard University. Mr. Rogers holds a bachelor’s degree in criminal justice and sociology from Adrian College. We believe Mr. Rogers is qualified to serve as a member of our Board because of his extensive experience in public service and his extensive background in cybersecurity.

GEN John M. “Jack” Keane (Ret.) served as a member of our Legacy IronNet’s board of directors since May 2015 and became a director of our company upon the closing of the Business Combination. He has served as the chairman of the Institute for the Study of War since 2007 and as president of GSI, LLC, a consulting firm, since 2004. Prior to retiring from a 37-year career in the U.S. Army at the rank of General, GEN Keane served as its vice chief of staff from 1999 to 2003. From 2009 to 2012, he was venture partner of SCP Partners, a venture capital firm. Within the past five years, he served on the board of directors of the publicly held company General Dynamics Corp. GEN Keane holds a B.S. degree in accounting from Fordham University and a master’s degree in philosophy from Western Kentucky University. We believe GEN Keane is qualified to serve as a member of our Board because of his appreciation for the complexities of the U.S. military and the defense industry, combined with his demonstrated leadership and strategic skills and his understanding of public company governance and operations from his service on public company boards of directors.

Robert V. “Rob” LaPenta Jr. has served as a member of our Board since the consummation of the Business Combination. Between March 2021 and the consummation of the Business Combination, Mr. LaPenta served as the Co-Chief Executive Officer and Chief Financial Officer of LGL. Prior to that, he served as LGL’s Executive Vice President and Chief Financial Officer from September 2019 to March 2021. Mr. LaPenta has an extensive career spanning over 25 years in finance, accounting, consulting, capital markets origination, equity trading, asset allocation and mergers and acquisitions and has been active in transaction sourcing, processing and execution. Mr. LaPenta began his career as a Senior Associate at Coopers & Lybrand as a CPA responsible for managing audits, consulting, M&A due diligence and special project engagements for multiple clients in various industries. He was Managing Director and Co-head of Equity Trading at Bank of America Securities, LLC where he managed the firm’s equity capital commitment, proprietary trading, secondary offerings and risk management within cash trading. In 2007, Mr. LaPenta joined L-1 Identity Solutions, Inc. as Vice President of Mergers and Acquisitions and Corporate Strategy. Following the sale of L-1, Mr. LaPenta became a Partner of Aston Capital an alternative asset management firm of the LaPenta family office and co-founded the Boundary Group, an investment partnership focused on private investments in the aerospace, defense, and intelligence markets. In addition to currently serving as a director of The LGL Group, Inc., a publicly held company, Mr. LaPenta previously served within the past five years on the boards of directors of the public companies Revolution Lighting Technologies, Inc. and TherapeuticsMD Inc. Mr. LaPenta graduated from Boston College with a Bachelor’s degree in Accounting and Finance and has been a registered CPA (inactive) in the State of New York. We believe Mr. LaPenta is qualified to serve on our Board due to his business experience and experience as an entrepreneur, investor and banker.

Directors Continuing in Office Until the 2024 Annual Meeting

Mary E. Gallagher has served as a member of our Board since the consummation of the Business Combination. Between September 2019 and the consummation of the Business Combination, Ms. Gallagher served as a member of the board of directors and as chair of the audit committee of LGL. From 2016 to 2018, Ms. Gallagher served as chief financial officer of Wheels Up, a membership-based private aviation company. From 2004 to 2016, Ms. Gallagher held several executive financial roles with United Technologies Corporation (now Raytheon Company), a global leader in aerospace and building technologies, most recently serving as chief financial officer of Sikorsky Aircraft from 2013 to 2016. From 1996 to 2004, Ms. Gallagher served as vice president, controller and chief accounting officer of Olin Corporation, a global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. Ms. Gallagher previously served with the accounting firm KPMG in various positions in the audit, mergers/acquisitions, consulting and training groups. Ms. Gallagher is also a director and chair of the audit committee of the publicly held company American Outdoor Brands, Inc. and of the KKR portfolio company Novaria Group. Since April 2021, Ms. Gallagher has served as a member of the board of directors of Leonardo DRS, a military contractor subsidiary of Leonardo S.p.A., an Italian aerospace company listed on the Milan Stock Exchange. Ms. Gallagher holds a B.S. degree in accounting from the University of Vermont and an M.B.A. degree from the Massachusetts Institute of Technology. Ms. Gallagher is a Certified Public Accountant in the State of New York. We believe Ms. Gallagher is qualified to serve on our Board due to her business experience and contacts and relationships in the defense industry, as well as her background as a CPA.

William E. Welch served as Legacy IronNet’s co-chief executive officer since February 2019 and became co-chief executive officer of our company upon the closing of the Business Combination. From June 2018 to September 2018, Mr. Welch served as president and chief operating officer of Duo Security, Inc., a cybersecurity company. He previously served in executive roles with Zscaler, Inc., a cloud-based network security company, including as its chief operating officer from January 2017 to May 2018 and chief revenue officer from 2015 to January 2017. From 2012 to 2014, he served as vice president and general manager of Hewlett Packard Enterprise Company’s Americas Software division, and from 2006 to 2012 he was vice president of sales specialists in the Americas for Symantec Corporation. Mr. Welch holds a B.S. degree in finance and political science from LaSalle University. We believe Mr. Welch is qualified to serve as a member of our Board due to his leadership experience and background in the cybersecurity and software fields.

GEN Keith B. Alexander (Ret.) founded Legacy IronNet in 2014 and has served as the chairman of its board of directors since inception. He served as Legacy IronNet’s chief executive officer until February 2019 and as its co-chief executive officer thereafter, becoming president, co-chief executive officer and chairman of our company upon the closing of the Business Combination. GEN Alexander served as the Commander of U.S. Cyber Command from 2010 to 2014 and was Director of the NSA and Chief of the Central Security Service from 2005 to 2014. He also served as a Deputy Chief of Staff for Intelligence, Department of the Army; Commanding General of the U.S. Army Intelligence and Security Command; Director of Intelligence for United States Central Command; and Deputy Director for Requirements, Capabilities, Assessments and Doctrine for the Joint Chiefs of Staff. He has served as a director of Amazon.com, Inc. since September 2020 and previously served as a director of CSRA, Inc., an information technology provider to the U.S. government, from 2015 until its acquisition by General Dynamics Corporation in April 2018. GEN Alexander holds a B.S. degree from the United States Military Academy and an M.S. degree in Business Administration and Management from Boston University. We believe GEN Alexander is qualified to serve as a member of our Board due to his leadership of the Company since its inception, his extensive government and leadership experience and his unique expertise on cybersecurity issues.

BOARD DIVERSITY

The Board Diversity Matrix, below, provides the diversity statistics for our nominees and other continuing directors.

Board Diversity Matrix (As of May 26, 2022)

Total Number of Directors	10

	Female	Male	Non- Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	2	8	-	-

Part II: Demographic Background

African American or Black	-	-	-	-

Alaskan Native or Native American	-	-	-	-

Asian	-	-	-	-

Hispanic or Latinx	-	-	-	-

Native Hawaiian or Pacific Islander	-	-	-	-

White	2	8	-	-

Two or More Races or Ethnicities	-	-	-	-

LGBTQ+	1

Did Not Disclose Demographic Background	-

Directors who are Military Veterans	6

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under New York Stock Exchange (“NYSE”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of independence, including those set forth in pertinent NYSE listing standards.

Consistent with these considerations, after review of information provided by each director concerning his or her background, employment and affiliations, and those of his or her family members, and relationships between such director, or his or her family members, and our company, our management and our independent auditors, the Board has affirmatively determined that none of the continuing directors, other than GEN Alexander and Mr. Welch, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the continuing directors, other than other than GEN Alexander and Mr. Welch, is “independent” as that term is defined under NYSE listing standards.

In making these determinations, the Board considered the current and prior relationships that each non-employee director has with IronNet and all other facts and circumstances the Board deemed relevant in determining their independence including the beneficial ownership of securities of IronNet by each non-employee continuing director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently chaired by our founder, President and Co-Chief Executive Officer, GEN Alexander.

In accordance with our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the positions of Chairman of the Board and Chief Executive Officer. Currently, the Board believes that the interests of the Company and its shareholders are best served through a leadership model with a combined Chairman and Chief Executive Officer. We believe that this leadership structure helps to ensure that the Board and management act with a common purpose, particularly during the initial stage of being a public company. In addition, we believe that a combined Co-Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Chairman with an extensive history with and knowledge of our company and its purpose, as is the case with our founder. The Board is committed to considering the issue periodically as an element of succession planning and believes that it is in the best interests of the company and its shareholders to make such a determination in connection with changes in the Co-Chief Executive Officer structure or with the appointment of a new Chief Executive Officer. Based on our Corporate Governance Guidelines, the Board may determine that it is appropriate to separate the roles of Chairman of the Board and Chief Executive Officer in the future.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of the Board is the informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to the oversight of the performance of our internal audit function. Audit committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee typically meets several times annually with both IT and business personnel responsible for cybersecurity risk management and receives periodic reports from the head of cybersecurity risk management, as well as incidental reports as matters arise. The compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements and whether those policies and programs have the potential to encourage excessive risk-taking. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Typically, the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from the head of risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

MEETINGS OF THE BOARD

The Board met two times during the period from the closing of the Business Combination through January 31, 2022. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which they were a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for each of these committees:

Name	Audit	Compensation	Nominating and Corporate Governance

GEN Keith B. Alexander (Ret.)
William E. Welch
Donald R. Dixon	M
Mary E. Gallagher	C
GEN John M. Keane (Ret.)			M
Robert V. “Rob” LaPenta Jr.		M
VADM John M. McConnell (Ret.)		C
André Pienaar+			M
Hon. Michael J. Rogers	M
Theodore E. Schlein		M
VADM Jan E. Tighe (Ret.)			C
M	Committee Member
C	Committee Chairperson
+	Not standing for reelection at the Annual Meeting

Our Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Below is a description of each committee of the Board.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including:

•	evaluating the performance of and assessing the qualifications of the independent auditors;

•	determining and approving the engagement of the independent auditors;

•	determining whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between our company and any related persons;

•	conferring with management and the independent auditors regarding the effectiveness of internal control over financial reporting;

•

establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•

meeting to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the SEC.

The Audit Committee is composed of three directors: Ms. Gallagher, who serves as chair, and Messrs. Dixon and Rogers. The Audit Committee met two times during the period from the closing of the Business Combination through the end of the last fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.ir.ironnet.com.

The Board of Directors reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Section 303A.07(a) of the NYSE Listed Company Manual).

The Board of Directors has also determined that Ms. Gallagher qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Gallagher’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2022 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2022.

Mary Gallagher

Donald Dixon

Michael Rogers

COMPENSATION COMMITTEE

The compensation committee is composed of three directors: VADM McConnell, who serves as chair, and Messrs. Schlein and LaPenta. The Board has determined that each member of the compensation committee is independent (as independence is currently defined in NYSE Listed Company Manual Section 303A.02) and qualifies as a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee met four times during the period from the closing of the Business Combination through the end of the last fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.ir.ironnet.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Co-Chief Executive Officers and the other executive officers and directors; and

•	administration of our equity compensation plans and other benefit programs.

Each year, the Compensation Committee reviews with management our compensation disclosures, including the Compensation Discussion and Analysis when applicable, and considers whether to recommend that such disclosures be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our Co-Chief Executive Officers may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding their compensation.

The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of IronNet. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NYSE that bear upon the adviser’s independence, the compensation committee engaged Aon as a compensation consultant. The compensation committee requested that Aon:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Aon was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Aon ultimately developed recommendations that were presented to the compensation committee for its consideration.

Generally, the compensation committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Co-Chief Executive Officers, the compensation committee solicits and considers evaluations and recommendations submitted to the committee by our Co-Chief Executive Officers. The evaluation of our Co-Chief Executive Officers’ performance is conducted by the compensation committee, which determines any adjustments to their compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of IronNet. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or Board of any other entity that has one or more executive officers that serves as a member of our board or compensation committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board is currently composed of three directors: VADM Tighe, who serves as chair, and Mr. Pienaar and GEN Keane. Mr. Pienaar’s service on the committee will cease following the Annual Meeting, and the Board has appointed Ms. Gallagher as a member of the committee effective upon the conclusion of the Annual Meeting. The Board has determined that each continuing member of the nominating and corporate governance committee is independent under Section 303A.02 of the

NYSE Listed Company Manual. Specific responsibilities of the nominating and corporate governance committee include:

•	identifying and evaluating candidates, including recommending to the Board the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the Board;

•	considering and making recommendations to the Board regarding the composition and chairmanship of the committees of the Board;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•	overseeing periodic evaluations of the performance of the Board, including its individual directors and committees.

The Nominating and Corporate Governance Committee met two times during the period from the closing of the Business Combination through the end of the last fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.ir.ironnet.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that’s would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, generally conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the

Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 7900 Tysons One Place, Suite 400, McLean, VA 22102 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER OUTREACH AND COMMUNICATIONS WITH THE BOARD

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. In addition to these channels, we will continue to use social media to communicate with our customers and the public. We use these channels to communicate with investors and the public about our company, our products and services and other matters. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.

Stockholders wishing to communicate with our Board or an individual director may send a written communication to the Board or such director c/o IronNet, Inc., 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102, Attn: Secretary. The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted the IronNet, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.ir.ironnet.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

In connection with the Business Combination, our Board documented the governance practices followed by us by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.ir.ironnet.com.

HEDGING POLICY

Our Board has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our common stock, which include publicly traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending January 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. PwC audited the financial statements of Legacy IronNet from 2019 through the closing of the Business Combination, at which time they became the independent registered public accounting firm for IronNet. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or virtually or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PwC.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Marcum LLP

As previously disclosed, in connection with the closing of the Business Combination on August 26, 2021, Marcum LLP (“Marcum”), was dismissed as our independent registered public accounting firm. This decision was approved by the Board. Marcum served as the independent registered public accounting firm for LGL prior to the Business Combination.

Marcum’s report of independent registered public accounting firm dated March 3, 2021, except for certain footnotes, as to which the date is May 10, 2021, on the LGL consolidated balance sheet as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from April 30, 2019 (LGL’s inception) through December 31, 2019, and the related notes to the financial statements did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from April 30, 2019 (LGL’s inception) through December 31, 2020 and the subsequent interim period through August 27, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in its reports on LGL’s financial statements for such periods. During the period from April 30, 2019 (LGL’s inception) through December 31, 2020 and the subsequent interim period through August 27, 2021, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K), other than the material weakness in internal controls identified by management related to the accounting for warrants issued in connection with LGL’s initial public offering, which resulted in the restatement of LGL’s financial statements as set forth in Amendment No. 1 to LGL’s Form 10-K for the year ended December 31, 2020, as filed with the SEC on May 11, 2021.

We provided Marcum with a copy of the disclosures we made pursuant to Item 4.01 in our Current Report on Form 8-K filed with the SEC on September 1, 2021 and requested that Marcum furnish a letter addressed to the SEC, which is filed as Exhibit 16.1 to such Current Report on Form 8-K, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Appointment of PricewaterhouseCoopers LLP

In connection with the closing of the Business Combination, on August 27, 2021 the Board approved the appointment of PwC as our independent registered public accounting firm. PwC served as the independent registered accounting firm for Legacy IronNet prior to the Business Combination.

During the period from April 30, 2019 (LGL’s inception) through December 31, 2020 and the subsequent interim period through August 27, 2021, (i) we did not (a) consult with PwC as to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements and (b) receive a written report or oral advice that PwC concluded was an important factor considered by us in reaching a decision as to such accounting, auditing, or financial reporting issue; and (ii) we did not consult PwC on any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Under the method of accounting applied to the Business Combination, LGL was treated as the “acquired” company for financial reporting purposes. The fees of PwC presented below are not representative of the fees to be billed by PwC for IronNet as a public company but are presented solely to provide our stockholders with a basis to understand our historical relationship with PwC.

The following tables represent the aggregate fees billed by PwC and Marcum to us (including Legacy IronNet, in the case of PwC, and LGL, in the case of Marcum) for the last two fiscal years.

PricewaterhouseCoopers LLP	IronNet Fiscal Year Ended January 31,
	2022	2021
	(in thousands)
Audit Fees (1)	$2,388	$125
Tax Fees (2)	370	364
All Other Fees (3)	9	6

Total Fees	$2,767	$495

(1)

Audit Fees include fees for professional services performed by PwC for the audit of the Company’s interim and annual financial statements as well as services that are normally provided in connection with statutory and regulatory filings or engagements such as consents. In 2022, this also included fees of $1.5 million related to the Business Combination, including the transition from private to public company reporting for each of the fiscal years ended January 31, 2022, 2021 and 2020.

(2)	Tax fees consist of tax compliance, tax advice and tax planning. This included transfer pricing consulting services and tax fees provided by PwC with respect to the Business Combination.

(3)	Other fees include fees that do not meet the above category descriptions, including software subscriptions.

Marcum LLP	LGL Fiscal Year Ended December 31,
	2021	2020
	(in thousands)
Audit Fees (1)	$30	$98
Audit-related Fees (2)	46	—

Total Fees	$76	$98

(1)

Audit fees for the year ended December 31, 2020 consisted of fees billed for professional services rendered for the audit of LGL’s year-end financial statements and reviews of the financial information included in its Forms 10-Q during the year ended December 31, 2020. Audit fees for the year ended December 31, 2021 consisted of fees billed for professional services rendered for the reviews of financial information included in LGL’s Forms 10-Q for periods prior to the Business Combination.

(2)

Audit-related fees consists of professional services rendered for procedures performed related to LGL’s Form S-4 registration statement for the Business Combination and IronNet’s Form S-1 registration statement declared effective in September 2021.

All fees incurred subsequent to the closing of the Business Combination in August 2021 were pre-approved by IronNet’s Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by PwC, our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PwC is compatible with maintaining the principal accountant’s independence.

VOTE REQUIRED

The affirmative vote of the holders of shares representing a majority of the voting power of the shares of common stock present in person or virtually or represented by proxy at the Annual Meeting (excluding abstentions and broker non-votes) will be required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, including their ages as of the date of this proxy statement:

Name	Age	Position(s)
GEN Keith B. Alexander (Ret.)	70	Co-Chief Executive Officer, President and Chairman
William E. Welch	55	Co-Chief Executive Officer
James C. Gerber	61	Chief Financial Officer
Donald Closser	54	Chief Product Officer

Biographical information for GEN Alexander and Mr. Welch is included above with the director biographies under the caption “Information Regarding Director Nominees and Continuing Directors.”

James C. Gerber served as Legacy IronNet’s chief financial officer since 2016 and became chief financial officer of our company upon the closing of the Business Combination. From 2007 to 2016, Mr. Gerber served as chief financial officer of Lakeland Holdings, a global educational services provider. He was previously the chief financial officer of the Pension Benefit Guaranty Corporation, a private pension insurer, and executive vice president in the rail products business group of Trinity Industries. Mr. Gerber began his career as an electronics and systems engineer with General Electric and founded the Automated Systems Division of Morrison Knudsen Corporation. He holds an M.B.A. degree from Harvard Business School and a B.S. degree in Mechanical and Aerospace Engineering from Princeton University. Formerly chairing the entrepreneurship programs advisory council in Princeton’s engineering school, he now serves on the advisory council of the Center for Information Technology Policy at Princeton.

Donald Closser served as Legacy IronNet’s chief product officer since October 2019, becoming chief product officer of our company upon the closing of the Business Combination. From January 2019 to October 2019, he served as chief product officer of FireMon, LLC, a network security company. From 2016 to June 2018, Mr. Closser served as vice president and general manager of Trend Micro, a network security company, and from 2014 to 2016 he was vice president and general manager at Hewlett Packard. From 2006 to 2014, he served in various executive product roles at Symantec Corporation. Mr. Closser holds a B.A.A.S. degree from Dallas Baptist University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 30, 2022 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each director;

•	each of the executive officers named in the Summary Compensation Table as set forth in this proxy statement; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security as of a specified date if he, she or it possesses sole or shared voting or investment power over that security as of that date, including options and warrants that are currently exercisable or exercisable within 60 days of that date, and restricted stock units that vest within 60 days of that date.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 100,426,374 shares of common stock issued and outstanding as of April 30, 2022, adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Common Stock Outstanding
5% or Greater Stockholders
Entities affiliated with ForgePoint(2)	10,100,057	10.1%
Entities affiliated with C5 Partners(3)	6,794,861	6.8%
Entities affiliated with Kleiner Perkins Caufield & Byers(4)	6,002,001	6.0%
Named Executive Officers and Directors
GEN Keith B. Alexander (Ret.)(5)	11,053,024	11.0%
William E. Welch(6)	2,002,228	2.0%
James C. Gerber(7)	923,281	*
Donald Closser(8)	296,001	*
Sean Foster	543,065	*
Donald R. Dixon(9)	10,447,729	10.4%
Mary E. Gallagher	15,000	*
VADM John M. McConnell (Ret.)	363,251	*
GEN John M. Keane (Ret.)	388,251	*
André Pienaar(10)	6,794,861	6.8%
Hon. Michael J. Rogers	376,548	*
Theodore E. Schlein(11)	6,102,001	6.1%
VADM Jan E. Tighe (Ret.)	115,579	*
Robert V. “Rob” LaPenta Jr.	25,000	*
All current directors and executive officers as a group (13 individuals)(12)	38,902,754	38.6%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o IronNet, Inc., 7900 Tysons One Place, Suite 400, McLean, Virginia, 22102.
(2)

Includes (i) 52,869 shares of common stock held by ForgePoint Cyber Affiliates Fund I, L.P., (ii) 2,278,138 shares of common stock held by ForgePoint Cyber Co-Investors I, L.P., (iii) 758,760 shares of common stock held by ForgePoint Cyber Co-Investors I-B, L.P., (iv) 1,993,158 shares of common stock held by ForgePoint Cyber Co-Investors I-C, L.P., (v) 270,293 shares of common stock held by ForgePoint Cyber Co-Investors I-E, L.P., and (vi) 4,746,839 shares of common stock held by ForgePoint Cybersecurity Fund I, L.P. ((i) to (vi), inclusive, the “ForgePoint Funds”). Donald R. Dixon and Alberto Yepez are the managing members of ForgePoint Cybersecurity GP-1, LLC, which is the general partner of each of the ForgePoint Funds and exercise shared voting, investment and dispositive rights with respect to the shares of stock held by each of the ForgePoint Funds. The address for all entities and individuals affiliated with the ForgePoint Funds is 400 S El Camino Road, Suite 300, San Mateo, CA 94402.

(3)

André Pienaar, William Kilmer and James Coats are the directors of C5 Investors General Partner Limited, which acts on behalf of C5 Investors LP, the sole manager of C5 Partners LLC. C5 Capital Limited is the investment manager of C5 Investors LP and exercises voting, investment and dispositive rights with respect to the shares of stock held by C5 Investors LLC. André Pienaar is the chief executive officer and a director of C5 Capital Limited together with William Kilmer and Linda Zecher. The address of the entities and individuals affiliated with C5 Capital Limited is 7 Vigo Street, London, W1S 3HF, UK .

(4)

Includes (i) 5,853,150 shares of common stock held by KPCB Digital Growth Fund II, LLC (“KPCB DGF II”), and (ii) 148,851 shares of common stock held by KPCB Digital Growth Founders Fund, LLC (“DGF II Founders,” together, the “Kleiner Funds”). The Kleiner Funds’ shares are held for convenience in the name of KPCB Holdings, Inc., as nominee, for the accounts of such individuals and entities. The managing member of the Kleiner Funds is KPCB DGF II Associates, LLC (“DGF II Associates”). Theodore E. Schlein (a director of the company), together with L. John Doerr and Mary Meeker, the managing members of DGF II Associates, exercise shared voting and dispositive control over the shares held by the Kleiner Funds. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)

Excludes shares of common stock held by trusts established by GEN Alexander, as (a) each such trust is an irrevocable trust, (b) neither GEN Alexander nor his spouse serve as trustee of any such trust, and (c) GEN Alexander does not otherwise exercise voting, investment or dispositive control over the shares of common stock held by the trusts.

(6)	Consists of (i) 1,817,283 shares of common stock and (ii) 184,945 shares of common stock issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2022.
(7)

Consists of (i) 844,736 shares of common stock, (ii) 63,165 shares of common stock issuable upon the exercise of immediately exercisable stock options and (iii) 15,380 shares of common stock issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2022.

(8)	Consists of (i) 249,387 shares of common stock and (ii) 46,614 shares of common stock issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2022.
(9)

Includes (i) the 10,100,057 shares held by the ForgePoint Funds as described in footnote (2) above, (ii) 100,000 shares of common stock held by The Dixon Revocable Trust, of which Mr. Dixon and his spouse are co-trustees, and (iii) 247,672 shares of common stock held directly by Mr. Dixon.

(10)	Includes 6,794,861 shares held by C5 Partners as described in footnote (3) above.
(11)	Consists of the shares described in footnote (4) above and 100,000 shares of common stock held by the Schlein Family Trust, of which Mr. Schlein is the trustee.
(12)

Consists of (i) 38,616,650 shares of common stock, (ii) 63,165 shares of common stock issuable upon the exercise of immediately exercisable stock options and (iii) 246,939 shares of common stock issuable upon the settlement of restricted stock units that will vest within 60 days of April 30, 2022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires a public company’s directors and executive officers, and persons who own more than ten percent of a registered class of the company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended January 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one report, reporting one transaction, was filed late by Mr. Gerber. Between the end of the last fiscal year and the date of this proxy statement, one report, reporting one transaction, was filed one day late by each of Messrs. Gerber, Welch and Closser.

EXECUTIVE COMPENSATION

As used in this section, “IronNet,” “we,” “us” or “our” refers to Legacy IronNet prior to the closing of the Business Combination and IronNet after the closing of the Business Combination. Upon the closing of the Business Combination, the executive officers of Legacy IronNet became executive officers of IronNet, Inc.

For the fiscal year ended January 31, 2022, our named executive officers were:

•	GEN Keith B. Alexander (Ret.), our Chairman, President and Co-Chief Executive Officer;

•	William Welch, our Co-Chief Executive Officer;

•	James C. Gerber, our Chief Financial Officer;

•	Donald Closser, our Chief Product Officer; and

•	Sean Foster, our former Chief Revenue Officer.

SUMMARY COMPENSATION TABLE

The following table shows the total compensation earned by our named executive officers for our fiscal years ended January 31, 2022 and 2021:

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
GEN Keith B. Alexander (Ret.)	2022	360,000		—		—	—	15,544	375,544
Chairman, President and Co-Chief Executive Officer	2021	339,000		—		—	44,350	10,680	394,030
William E. Welch	2022	360,000		—		—	—	11,192	371,192
Co-Chief Executive Officer	2021	339,000		—		—	44,350	11,400	394,750
James C. Gerber	2022	340,000		125,000	(5)	695,673	—	12,183	1,172,856
Chief Financial Officer(4)
Donald Closser	2022	330,000		—		627,671	—	11,152	968,823
Chief Product Officer(4)
Sean Foster	2022	275,000	(6)	—		627,671	113,204	1,462,420	2,478,295
Former Chief Revenue Officer	2021	383,336	(7)	—		—	88,029	11,948	483,313

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, granted in the applicable year, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification Topic 718 for stock-based compensation transactions.

(2)

For officers other than Mr. Foster, the amounts in this column reflect cash incentive bonuses earned under our bonus plan during the respective year and paid during the first quarter of the following year. For Mr. Foster only, amount represent sales commissions.

(3)

Amounts in this column consist primarily of 401(k) plan matching contributions. For Mr. Foster, amounts for fiscal 2022 also include (a) cash severance payments of $150,000, (b) post-termination benefit payments in the amount of $14,303, and (c) $1,288,680, representing the value of acceleration of vesting of restricted stock units to the date of termination.

(4)

Mr. Gerber and Mr. Closser were not named executive officers for fiscal year ended January 31, 2021, and as a result their compensation for that year has been omitted pursuant to applicable SEC rules and regulations.

(5)	Amount represents a discretionary bonus paid upon the closing of the Business Combination.
(6)	Mr. Foster’s employment with our company ceased on December 31, 2021, and amounts in this table for fiscal 2022 represent amounts paid or earned for service through that date.
(7)	Consists of $300,000 in base salary and $83,336 in sales commissions, including non-recoverable draws against such commissions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the equity-based awards held by the named executive officers that were outstanding on January 31, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
William E. Welch					4,438,674	(3)	15,135,878
					244,126	(4)	832,470
					244,126	(5)	832,470	983,905	(6)	3,355,116
James C. Gerber	63,165	—	0.58	4/23/2027
					94,842	(3)	323,411
Donald Closser					659,426	(3)	2,248,643
Sean Foster					1,043,684	(3)	3,558,962

(1)	The expiration date of each stock option is ten years from the date of grant.
(2)	The market value amount is calculated based on the closing price of our common stock of $3.41 on January 31, 2022.
(3)

These shares represent time-based RSUs outstanding at January 31, 2022 which vested 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 36 monthly installments, subject to the officer’s continuous service as of each vesting date. Certain of the amounts vested at January 31, 2022 remained subject to a liquidity event condition that was satisfied subsequent to January 31, 2022, at which time the vested portion of the RSUs were settled and shares were issued to the officer, net of shares sold to satisfy tax withholding obligations.

(4)

Of the shares underlying this restricted stock unit award, 25% will vest on July 31, 2022 and the remainder will vest in 36 monthly installments thereafter, such that the award will be fully vested on July 31, 2025, subject to the officer’s continuous service as of each such vesting date.

(5)

Of the shares underlying this restricted stock unit award, 25% will vest on August 26, 2022 and the remainder will vest in 36 monthly installments thereafter, such that the award will be fully vested on August 26, 2025, subject to the officer’s continuous service as of each such vesting date.

(6)	These shares represent RSUs granted in February 2019 as performance-based grants. The vesting of these shares will be based on the achievement of specified performance conditions.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups (JOBS) Act of 2012. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

401(K) PLAN

We provide a retirement savings plan for the benefit of our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). The 401(k) plan provides that each participant may contribute up to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee as directed by participants. We also fully match employee contributions up to the first 4% of salary, which amounts are fully vested.

OTHER EMPLOYEE BENEFITS

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees.

We generally have not provided perquisites or personal benefits except in limited circumstances, and we did not provide any perquisites or personal benefits to our named executive officers during the fiscal year ended January 31, 2022.

EMPLOYMENT AGREEMENTS

Below are descriptions of the employment agreements with our named executive officers. Each of our named executive officers is an at-will employee.

Employment Agreement with General Keith Alexander

We entered into an employment agreement with General Keith Alexander, our Chairman, Founder and Co-Chief Executive Officer, effective as of May 8, 2019. This agreement governs the current terms of GEN Alexander’s employment with us. Pursuant to the agreement, GEN Alexander receives an annual base salary of $360,000 and is eligible to receive an annual cash bonus of $200,000, payable based on the achievement of performance goals as established by us or a bonus agreement to be developed by us and GEN Alexander. GEN Alexander is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs.

Pursuant to GEN Alexander’s employment agreement, if GEN Alexander’s employment is terminated by us, absent a “Change in Control,” without “Cause” or by GEN Alexander for “Good Reason” (such terms as defined in the employment agreement), and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) a single lump sum payment equal to his then-current full annual base salary and full annual incentive bonus, (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 12 months, and (c) accelerated vesting of the then-unvested portion of each of his outstanding time-based RSU grants, provided that the number of RSUs that shall be accelerated under these circumstances will equal the lesser of (i) 50% of the original number of RSUs granted, or (ii) the total number of outstanding unvested RSUs. In the event that GEN Alexander’s employment is terminated by us without “Cause” or by GEN Alexander for “Good Reason,” in either case, within 6 months prior to or 12 months following a “Change in Control,” and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) a single lump sum payment equal to his then-current full annual base salary and full annual incentive bonus, (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 12 months, and (c) accelerated vesting of the then-unvested portion of each of his outstanding time-based and performance-based RSU grants, which shall be deemed to have been satisfied in full effective as of GEN Alexander’s date of termination.

Employment Agreement with William Welch

We entered into an employment agreement with William Welch, our Co-Chief Executive Officer, effective as of February 7, 2019. This agreement governs the current terms of Mr. Welch’s employment with us. Pursuant to the agreement, Mr. Welch receives an annual base salary of $360,000 and is eligible to receive an annual cash bonus of $200,000, payable based on the achievement of performance goals as established by us or a bonus agreement to be developed by us and Mr. Welch. Mr. Welch is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs.

Pursuant to Mr. Welch’s employment agreement, if Mr. Welch’s employment is terminated by us, absent a “Change in Control,” without “Cause” or by Mr. Welch for “Good Reason” (such terms as defined in the employment agreement), and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) a single lump sum payment equal to his then-current full annual base salary and full annual incentive bonus, (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 12 months, and (c) accelerated vesting of the then-unvested portion of each of his outstanding time-based RSU grants, provided that the number of RSUs that shall be accelerated under these circumstances will equal the lesser of (i) 50% of the original number of RSUs granted, or (ii) the total number of outstanding unvested RSUs. In the event that Mr. Welch’s employment is terminated by us without “Cause” or by Mr. Welch for “Good Reason,” in either case, within 6 months prior to or 12 months following a “Change in Control,” and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) a single lump sum payment equal to his then-current full annual base salary and full annual incentive bonus, (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 12 months, and (c) accelerated vesting of the then-unvested portion of each of his outstanding time-based and performance-based RSU grants, which shall be deemed to have been satisfied in full effective as of Mr. Welch’s date of termination.

Employment Agreement with James Gerber

We entered into an employment agreement with James Gerber, our Chief Financial Officer, effective as of September 6, 2019. This agreement governs the current terms of Mr. Gerber’s employment with us. Pursuant to the agreement, Mr. Gerber receives an annual base salary of $340,000 and is eligible to receive a quarterly bonus of up to 20% of Mr. Gerber’s quarterly base salary rate, payable based on the achievement of performance goals as established by us. Mr. Gerber is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs.

Pursuant to Mr. Gerber’s employment agreement, if Mr. Gerber’s employment is terminated by us for any other reason than for “Cause” or if Mr. Gerber resigns for “Good Reason” (such terms as defined in the employment agreement), and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) a single lump sum cash payment of the sum of his then-current annual base salary for 6 months and his prorated quarterly bonus based on the portion of time he worked during the quarter in which the termination occurred and (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 6 months. In the event that Mr. Gerber’s employment is terminated by us without “Cause” or if Mr. Gerber resigns for “Good Reason” within 12 months following a “Change in Control” (as defined in the employment agreement), and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) continuing payments of his then- current full annual base salary and full annual bonus for 12 months, (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 12 months, and (c) full accelerated vesting of the then-unvested portion of each of his outstanding option and RSU grants.

Employment Agreement with Donald Closser

We entered into an employment agreement with Donald Closser, our Chief Product Officer, effective as of September 19, 2019. This agreement governs the current terms of Mr. Closser’s employment with us. Pursuant to the agreement, Mr. Closser receives an annual base salary of $330,000 and is eligible to receive a quarterly bonus of up to 20% of Mr. Closser’s quarterly base salary rate, payable based on the achievement of performance goals as established by us. Mr. Closser is also eligible for standard benefits such as paid time off, for reimbursement of business expenses, and to participate in employee benefit plans and programs.

Pursuant to Mr. Closser’s employment agreement, if Mr. Closser’s employment is terminated by us for any other reason than for “Cause” or if Mr. Closser resigns for “Good Reason” (such terms as defined in the employment agreement), and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) a single lump sum cash payment of the sum of his then-current annual base salary for 6 months and his prorated quarterly bonus based on the portion of time he worked during the quarter in which the termination occurred and (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 6 months. In the event that Mr. Closser’s employment is terminated by us without “Cause” or if Mr. Closser resigns for “Good Reason” within 12 months following a “Change in Control” (as defined in the employment agreement), and subject to his delivery to us of a general release of claims, he will receive the following severance benefits: (a) continuing payments of his then-current full annual base salary and full annual bonus for 12 months, (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 12 months, and (c) full accelerated vesting of the then-unvested portion of each of his outstanding option and RSU grants.

Employment Agreement with Sean Foster

We entered into an employment agreement with Sean Foster, our former Chief Revenue Officer, effective as of February 7, 2019. On December 10, 2021, we and Sean Foster mutually agreed that Mr. Foster’s employment with us would end on December 31, 2021. Mr. Foster was compensated in accordance with his employment agreement as though such separation would constitute a termination other than for “Cause” under the agreement. Mr. Foster received the following severance benefits: (a) continuing payments of his then-current annual base salary for 6 months, (b) payment of the premiums necessary to continue health insurance coverage for himself under our group health plans pursuant to COBRA or similar state insurance laws, for up to 6 months, and (c) full accelerated vesting of the then-unvested portion of his outstanding RSU grant from February 11, 2019.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation Table for Fiscal 2022

The following table sets forth information regarding the compensation earned for service on our Board during the fiscal year ended January 31, 2022. All such compensation was earned after the closing of the Business Combination. GEN Alexander and Mr. Welch are also members of our Board, but they did not receive any additional compensation for service as a director. GEN Alexander’s and Mr. Welch’s compensation as executive officers is set forth above under “Summary Compensation Table.”

Name	CASH ($) FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)
Donald R. Dixon(2)	16,369	196,320	212,689
Mary E. Gallagher(3)	21,538	196,320	217,858
GEN John M. Keane (Ret.)(4)	14,431	196,320	210,751
Robert V. “Rob” LaPenta Jr.(3)	15,077	196,320	211,397
VADM John M. McConnell (Ret.)(4)	18,092	196,320	214,412
André Pienaar(3)	14,431	196,320	210,751
Hon. Michael J. Rogers(4)	16,369	196,320	212,689
Theodore E. Schlein(3)	15,077	196,320	211,397
VADM Jan E. Tighe (Ret.)(5)	16,154	196,320	212,474

(1)

This column reflects the aggregate grant date fair value of restricted stock units granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in our consolidated financial statements. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions used in valuing options are described in Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended January 31, 2022. These amounts do not reflect the actual economic value that will be realized by the director upon settlement of the restricted stock units or the sale of the common stock underlying such restricted stock units.

(2)	The director held an aggregate of 271,672 restricted stock units as of January 31, 2022.
(3)	The director held an aggregate of 24,000 restricted stock units as of January 31, 2022.
(4)	The director held an aggregate of 387,252 restricted stock units as of January 31, 2022.
(5)	The director held an aggregate of 139,580 restricted stock units as of January 31, 2022.

Non-Employee Director Compensation Policy

In September 2021, following the closing of the Business Combination, our Board approved the adoption of a non-employee director compensation policy (the “Policy”), with retroactive effect to the closing date of the Business Combination, that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of our company. Under the Policy, we pay our non-employee directors a cash retainer for service on our Board and for service on each committee on which the director is a member. The chairman of each committee receives higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board. Under the Policy, the fees paid to non-employee directors for service on the Board and for service on each committee of our Board on which the director is a member are as follows:

	MEMBER ANNUAL FEE	CHAIRMAN ADDITIONAL ANNUAL FEE
Board of Directors	$30,000	$20,000
Audit Committee	8,000	20,000
Compensation Committee	5,000	12,000
Nominating and Corporate Governance Committee	3,500	7,500

Our Board also granted 24,000 RSUs to each of our non-employee directors who were serving immediately following the Business Combination. These RSUs will vest in three annual installments beginning on August 26, 2022.

Each new non-employee director who joins the Board will receive an initial RSU grant with a fair market value of $240,000 on the date of grant (the “Initial Grant”) upon his or her initial election or appointment to our Board. The RSUs subject to the Initial Grant will vest annually until all shares are vested on the third anniversary of the date of grant, subject to the non-employee director’s continued service as a director. Further, on the date of each annual meeting of stockholders, beginning with the 2022 Annual Meeting, each non-employee director that has served on our Board since at least the beginning of such fiscal year will receive a grant of RSUs having a fair market value of $180,000 on the date of grant (the “Annual Director Grant”). The RSUs subject to the Annual Director Grant will vest on the earlier of (i) the first anniversary of the date of grant, or (ii) the date of next annual meeting of stockholders, subject to the non-employee director’s continued service as a director as of the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the aggregate information of our equity compensation plans  in effect as of January 31, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by stockholders:
2014 Equity Incentive Plan(1)	17,748,003	$0.54	(2)	—
2021 Equity Incentive Plan	3,696,905	—	(3)	9,803,095	(4)
2021 Employee Stock Purchase Plan	—	—		2,700,000	(5)
Equity compensation plans not approved by stockholders	—	—		—
Total	21,444,908	$0.54		12,503,095

(1)	Following the adoption of the 2021 Equity Incentive Plan, no additional equity awards may be granted under the 2014 Equity Incentive Plan.
(2)

The weighted-average exercise price is calculated solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(3)	The only awards outstanding under the 2021 Equity Incentive Plan are RSUs, which have no exercise price.
(4)

The number of shares reserved for issuance automatically increases on February 1st of each fiscal year, through February 1, 2031, by an amount equal to 5.0% of the sum of (a) the total number of shares of the our common stock outstanding on January 31st of the immediately preceding fiscal year, plus (b) the number of shares of our common stock reserved for issuance under the 2021 Equity Incentive Plan as of January 31st of the immediately preceding fiscal year, but which have not yet been issued; provided, however, that the Board may act prior to February 1st of a given year to provide that the increase for such year will be a lesser number of shares of our common stock. Pursuant to the terms of the 2021 Equity Incentive Plan, the number of shares available under the plan was increased by 4,933,969 shares effective February 1, 2022.

(5)

The number of shares reserved for issuance under the 2021 ESPP will automatically increase on February 1st of each year, through February 1, 2031, by an amount equal to the lesser of (a) 1.0% of the total number of shares of our common stock outstanding on January 31st of the immediately preceding fiscal year, (b) 2,000,000 shares of our common stock, or (c) a lesser number of shares determined by the Board prior to the first day of any fiscal year. Pursuant to the terms of the 2021 ESPP, 888,763 shares were added to the reserve on February 1, 2022.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this proxy statement, below is a description of transactions since February 1, 2021 to which we, LGL or Legacy IronNet were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

LGL RELATED PERSON TRANSACTIONS

LGL entered into an administrative services agreement with LGL Systems Nevada Management Partners LLC, an affiliate of LGL’s sponsor entity (the “Sponsor”), pursuant to which LGL paid a total of $10,000 per month for office space, utilities and secretarial support. All amounts due under this agreement were paid prior to the consummation of the Business Combination.

Founder Shares

In April 2019, LGL issued to the Sponsor an aggregate of 3,593,750 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.007 per share. In November 2019, LGL effected a stock dividend of 0.2 shares for each share outstanding, resulting in there being an aggregate of 4,312,500 Founder Shares outstanding at a price of approximately $0.006 per share.

The Founder Shares automatically converted into our common stock on the first business day following the consummation of the Business Combination on a one-for-one basis.

The 4,312,500 Founder Shares included an aggregate of 1,078,125 Founder Shares subject to forfeiture. Immediately prior to the consummation of the Business Combination, 1,078,125 Founder Shares were surrendered and forfeited for no consideration, resulting in 2,904,375 Founder Shares outstanding immediately following consummation of the Business Combination.

Sponsor Agreement

The Sponsor entered into an agreement, dated on November 6, 2019 and as amended on March 15, 2021 (the “Sponsor Agreement”), pursuant to which it agreed not to transfer or otherwise dispose of 2,904,375 shares of our common stock for a period of six months following the Business Combination, subject to relief from the lock-up provisions to allow gifts to charitable organizations. LGL’s officers, directors and special advisors entered into similar agreements which, as amended in connection with the Business Combination Agreement, also provided for a six-month post-business combination lock-up restriction.

Additional Related Party Transactions

Other than as described above, no compensation of any kind was paid by LGL to the Sponsor, LGL’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on LGL’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. LGL’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.

LEGACY IRONNET RELATED PERSON TRANSACTIONS

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, certain of Legacy IronNet’s executive officers, directors and securityholders, who at the time of execution collectively held securities constituting more than 80% of the voting power represented by the outstanding shares of Legacy IronNet common stock and Legacy IronNet preferred stock, agreed to execute and deliver a written consent with respect to the outstanding shares of Legacy IronNet common stock and preferred stock held by such holders adopting the Business Combination Agreement and approving the Business Combination.

Promissory Note

Legacy IronNet previously entered into a promissory note with Jamie Gerber, our chief financial officer. Principal and interest of $0.4 million were repaid in full upon the closing of the Business Combination.

OTHER RELATED PERSON TRANSACTIONS

Customer Relationship with C5 Capital

Legacy IronNet entered into two software subscription agreements with C5 Capital. An entity affiliated with C5 Capital is a beneficial owner of more than five percent of our capital stock, and Andre Pienaar, the founder of C5 Capital, is a member of our board of directors and was also a director of Legacy IronNet. During the fiscal year ended January 31, 2022, we recognized an aggregate of $1.7 million of revenue in connection with these subscription agreements. As of January 31, 2022, accounts receivable due to us from C5 Capital were $3.2 million.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, LGL entered into subscription agreements with certain investors immediately prior to the execution of the Business Combination Agreement on March 15, 2021. Pursuant to the subscription agreements, the investors agreed to subscribe for and purchase and LGL agreed to issue and sell an aggregate of 12,500,000 shares of common stock for a purchase price of $10.00 per share. The closing occurred on the date of the Business Combination. Of the amounts purchased, (i) the Sponsor purchased 566,000 shares of common stock for $5,660,000, (ii) entities affiliated with Ted Schlein, a director of Legacy IronNet and a current director of our company, purchased 300,000 shares of common stock for $3,000,000 and (iii) entities affiliated with Donald Dixon, a director of Legacy IronNet and a current director of our company, purchased 300,000 shares of common stock for $3,000,000.

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of our executive officers and directors, and our bylaws provide that we will indemnify each of our executive officers and directors to the fullest extent permitted under Delaware law.

We have entered into indemnification agreements with all of our directors and executive officers. The indemnification agreements provide that we will indemnify each of our directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of our directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

RELATED PERSON TRANSACTIONS POLICY

Our Board has adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we or our subsidiaries and any “related person,” directly or indirectly, are, were or will be participants.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a beneficial owner of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a beneficial owner of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our Board) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as the committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to IronNet, Inc., 7900 Tysons One Place, Suite 400, McLean, VA 22102, Attn: Nancy Fazioli, VP of Investor Relations, or email ir@ironnet.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Scott Alridge

Chief Legal Officer and Corporate Secretary

May 26, 2022

A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at ir.ironnet.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 is also available without charge upon written request to our Secretary or via email at ir@ironnet.com.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/IRNT Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-866-994-3906 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions MAIL Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/IRNT IronNet, Inc. Annual Meeting of Stockholders For Stockholders of record as of May 20, 2022 TIME: Thursday, July 14, 2022 12:00 PM, Eastern Time PLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/IRNT for more details This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of IronNet, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

IronNet, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Donald R. Dixon FOR #P2# #P2# 1.02 Jan E. Tighe FOR #P3# #P3# 1.03 Theodore E. Schlein FOR #P4# #P4# FOR AGAINST ABSTAIN 2. To ratify the selection by the Audit Committee of the Board of Directors of FOR PricewaterhouseCoopers LLP as the independent registered public accounting firm of IronNet, #P5# #P5# #P5# Inc. for its fiscal year ending January 31, 2023. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/IRNT Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date